Exhibit 3.2

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

ENDOCARE, INC.

WITH AND INTO

HT ACQUISITION, INC.

Pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”), HT Acquisition, Inc., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of Endocare, Inc., a Delaware corporation (“Endocare”), with and into the Company, with the Company remaining as the surviving corporation under the name of Endocare, Inc.:

FIRST: The Company is incorporated pursuant to the DGCL. Endocare is incorporated pursuant to the DGCL.

SECOND: The Company owns at least 90% of the outstanding shares of each class of capital stock of Endocare.

THIRD: The Board of Directors of the Company (the “Board”), by the following resolutions adopted on June 3, 2009, duly determined to merge Endocare with and into the Company pursuant to Section 253 of the DGCL:

Acquisition

WHEREAS, the Company is a wholly-owned subsidiary of HealthTronics, Inc. (“HealthTronics”);

WHEREAS, the Board deems it to be advisable, fair to, and in the best interest of the Company and HealthTronics as the sole stockholder for the Company to acquire (the “Endocare Acquisition”) all of the issued and outstanding share of common stock, par value $.001 per share (the “Common Stock”), of Endocare, Inc., a Delaware corporation (“Endocare”), pursuant to the terms of a Merger Agreement, substantially in the form attached hereto as Exhibit A (collectively with any amendments or supplements thereto, the “Merger Agreement”);

WHEREAS, the Board deems it to be advisable, fair to, and in the best interest of the Company and HealthTronics as the sole stockholder for the Company to make an offer (as such offer may be amended from time to time, the “Offer”) to exchange each outstanding share of Common Stock of Endocare (together with the associated preferred share purchase rights issued pursuant to the Rights Agreement, dated as of March 31, 1999, between Endocare and U.S. Stock Transfer Corporation, as amended) for the consideration described in the Merger Agreement;

WHEREAS, the Board deems it to be advisable, fair to, and in the best interest of the Company and HealthTronics as the sole stockholder that following consummation of the Offer, the Company and Endocare shall merge (the “Merger”).

RESOLVED, that the Endocare Acquisition be, and it hereby is, authorized and approved;

RESOLVED FURTHER, that the Offer and the Merger be, and they hereby are, authorized and approved;

RESOLVED FURTHER, that the form, terms and provisions of the Merger Agreement and the transactions contemplated thereby be, and they hereby are, approved, authorized and adopted in all respects, and the Proper Officers (as defined below) be, and each hereby is, authorized and empowered, in the name and on behalf of the Company, to execute and enter into, deliver and perform the Merger Agreement and the transactions contemplated thereby, including all exhibits, appendices and schedules thereto and agreements and documents referred to therein, with such further changes, revisions or modifications thereto as the Proper Officer executing the same shall deem appropriate, such determination to be conclusively evidenced by such execution;

RESOLVED FURTHER, that the form of the Merger Agreement be submitted to the sole stockholder of the Company for the purpose of obtaining its approval thereof;

RESOLVED FURTHER, that the Board deems it advisable and in the best interest of the Company and the Company’s sole stockholder to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and hereby recommends that the Company’s sole stockholders approve and adopt the Merger Agreement;

RESOLVED FURTHER, that the Proper Officers be, and each hereby is, authorized and empowered, in the name and on behalf of the Company, to negotiate, cause to be prepared, execute, deliver and perform any amendments to the Merger Agreement and any other agreements, instruments and undertakings contemplated therein, and to take such actions, as may be necessary or desirable to effect or consummate the transactions contemplated by the Merger Agreement, such necessity or desirability to be conclusively evidenced by the execution, delivery or performance thereof by such Proper Officer;

RESOLVED FURTHER, that the Proper Officers be, and each hereby is, authorized and empowered, in the name and on behalf of the Company, to negotiate, file, cause to be prepared, execute, deliver and perform the Offer, the Merger and any other agreements, instruments and undertakings, and to take such actions, as may be necessary or desirable to effect or consummate the transactions contemplated by the Offer or the Merger, such necessity or desirability to be conclusively evidenced by the execution, delivery or performance thereof by such Proper Officer; and

RESOLVED FURTHER, that the Proper Officers of the Company be and each of them hereby is, authorized, empowered and directed to submit the Merger Agreement to the Company’s sole stockholder for its approval and adoption and to take all such other actions that any of them deem to be necessary or appropriate to obtain the approval and adoption of the Merger Agreement by the Company’s sole stockholder.

FOURTH: The Company shall be the surviving corporation of the Merger.

FIFTH: The Board duly determined on June 3, 2009 that upon the consummation of the Merger, the Company shall relinquish its corporate name and assume in place thereof the name “Endocare, Inc.”

SIXTH: The certificate of incorporation of the Company as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation, except that Article I thereof shall be amended to read in its entirety as follows:

“The name of this corporation is Endocare, Inc. (the “Corporation”).”

IN WITNESS WHEREOF, the Company has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer on July 27, 2009.

HT ACQUISITION, INC.

By:	/s/ James Whittenburg

Name:	James Whittenburg

Title:	President

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